Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LIPPERT ACQUIRES WAY INTERGLOBAL NETWORK LLC

Elkhart, Indiana – November 14, 2022 - LCI Industries (NYSE: LCII) through its wholly-owned subsidiary, Lippert Components, Inc. (“Lippert”) which supplies a broad array of highly engineered components for the leading original equipment manufacturers (“OEMs”) in the recreation and transportation product markets, and the related aftermarkets of those industries, today announced that its subsidiary, Furrion LLC, has acquired substantially all of the business assets of Way Interglobal Network LLC (“Way”). Way, headquartered in Elkhart, Indiana, designs, develops, and supplies innovative appliances and electronics to the RV Industry. The acquisition does not include Way’s current power generator assets and operations.

The acquisition of Way and its Everchill and Greystone brands adds strength to Lippert’s already robust Furrion line of RV appliances and electronics. Acquired in 2021, Furrion is a leading brand in the RV and outdoor living space, manufacturing an array of products from kitchen appliances, heating and cooling, vehicle observation systems and outdoor televisions. The acquisition of Way gives Lippert additional North American R&D capabilities alongside its Hong Kong and Arizona R&D teams in the appliance and HVAC space. The acquisition also gives Lippert a combined 1.6 million square feet in appliance warehousing space. The Way brand will not be carried forward after the acquisition; however, the Everchill and Greystone brands will be added to Lippert’s portfolio of appliance offerings.

“With the addition of Way Interglobal and its associated brands to our core lineup of products, Lippert has now become one of the largest and most innovative appliance suppliers in the RV Industry,” said Ryan Smith, Group President of Lippert’s North American OEM businesses. Continued Smith, “Lippert will continue to push forward with innovation in this space with our combined resources, developing the products and solutions that our industry needs as we closely follow the ongoing trends of our markets.”

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, manufactures and supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Source: LCI Industries

Brian Hall, CFO, (574) 535-1125, LCII@lci1.com